EXHIBIT 99.2

For Immediate Release:

Steinway Announces Share Repurchase Program

WALTHAM, MA - May 19, 2008 - Steinway Musical Instruments, Inc. (NYSE:LVB) today announced its Board of Directors has authorized management to make discretionary repurchases of its ordinary common stock up to a limit of $25 million.  The share repurchases would be made with corporate funds from time to time in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan adopted by the Company.  The timing, price and volume of repurchases will be based on market conditions, relevant securities laws (including Rule 10b-18) and other factors.  The shares purchased would be held as treasury shares to be used for corporate purposes.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  Through its online music retailer, ArkivMusic, the Company also distributes classical music recordings.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com